EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

1st State Bancorp, Inc.:

We consent to the use of our report dated November 17, 2004, with respect to the consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004, which appears in the 1st State Bancorp, Inc. Annual Report on Form 10-K for the year ended September 30, 2004 and is incorporated in this registration statement on Form S-4 of Capital Bank Corporation by reference and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Raleigh, North Carolina

September 9, 2005